                                                                     Exhibit 1.1

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.


                (CHINA EASTERN AIRLINES CORPORATION LIMITED LOGO)
               (A joint stock limited company incorporated in the People's Republic of China with limited liability)


                                (Stock code: 670)


             VERY SUBSTANTIAL ACQUISITION AND CONNECTED TRANSACTION
                        CONTINUING CONNECTED TRANSACTIONS

--------------------------------------------------------------------------------
On 12th May, 2005, the Company, CEA Holding, CEA Northwest and CEA Yunnan entered into the Acquisition Agreement, pursuant to which the Company has agreed to acquire from CEA Holding certain assets and liabilities relating to the aviation businesses of CEA Northwest and CEA Yunnan.

In respect of the Proposed Acquisition, the relevant "percentage ratio" applicable to the transaction under Rule 14.07 of the Listing Rules exceeds 100%. The Proposed Acquisition therefore constitutes a very substantial acquisition by the Company under the Listing Rules. Further, since CEA Holding is the controlling shareholder, and hence a connected person, of the Company, the Proposed Acquisition also constitutes a connected transaction of the Company under the Listing Rules and is subject to approval by the Independent Shareholders at the AGM.

On 12th May, 2005, the Company also entered into various agreements with certain members of the CEA Holding Group in respect of the Continuing Connected Transactions and certain other transactions which will be carried out on a continuing basis between the Enlarged Group and the CEA Holding Group. Each of these agreements and the Continuing Connected Transactions is expected to constitute, or may in the on-going performance become, a non-exempt continuing connected transaction of the Company under Chapter 14A of the Listing Rules, and such transactions together with the associated annual caps will be subject to approval by the Independent Shareholders at the AGM.

CEA Holding and its associate(s), if any, will at the AGM abstain from voting on the ordinary resolutions approving the Proposed Acquisition, the Continuing Connected Transactions and the associated annual caps, which will be taken on a poll as required under the Listing Rules.

The Independent Board Committee has been established to advise the Independent Shareholders in respect of the Proposed Acquisition, the Continuing Connected Transactions and the associated annual caps. Shenyin Wanguo Capital (H.K.) Limited has been appointed as the independent financial adviser to advise the Independent Board Committee and the Independent Shareholders in respect of the Proposed Acquisition, the Continuing Connected Transactions and the associated annual caps. A circular containing further information in relation to the Proposed Acquisition and the Continuing Connected Transactions as required under the Listing Rules (including a letter from the Independent Board Committee and its recommendations to the

Independent Shareholders, and an opinion letter from Shenyin Wanguo Capital (H.K.) Limited) will be issued by the Company and dispatched to its shareholders as soon as practicable.
--------------------------------------------------------------------------------


PROPOSED ACQUISITION

BACKGROUND

As disclosed in an announcement dated 11th October, 2002 issued by the Company, pursuant to a restructuring proposal approved by the State Council of the PRC, CEA Holding was established as a wholly PRC state-owned enterprise on 11th October, 2002. CEA Holding has since then become the immediate controlling shareholder of the Company, and holds the entire ownership interests in CEA Northwest and CEA Yunnan. As also mentioned in that announcement, it is proposed that the aviation businesses of CEA Northwest and CEA Yunnan, together with the relevant assets and liabilities, will be injected from CEA Holding to the Company pursuant to the restructuring proposal. Accordingly, the Company, CEA Holding, CEA Northwest and CEA Yunnan entered into the Acquisition Agreement in respect of the Proposed Acquisition as part of the implementation of the restructuring proposal.


ACQUISITION AGREEMENT

On 12th May, 2005, the Company (as the acquirer), CEA Holding (as the seller), CEA Northwest and CEA Yunnan (as the parties effecting the transfers of the relevant assets and liabilities to the Company) entered into the Acquisition Agreement, pursuant to which the Company has agreed to acquire from CEA Holding certain assets and liabilities relating to the aviation businesses of CEA Northwest and CEA Yunnan. The assets and liabilities being acquired by the Company under the Proposed Acquisition are particularised in the paragraph headed "Proposed Acquisition - Assets and liabilities to be acquired by the Company" below.

Approvals from the State-owned Assets Supervision and Administration Commission of the PRC State Council in respect of (i) the transaction under the Proposed Acquisition and (ii) the results of the independent valuation as of 31st December, 2004 of the assets and liabilities to be acquired by the Company under the Proposed Acquisition (as described in the paragraph headed "Proposed Acquisition - Consideration and payment terms - acquisition price" below) have been obtained in early May 2005, as required under PRC laws and regulations.


PARTIES AND THEIR RELATIONSHIP

The following chart sets forth the shareholding structure of the Company, CEA Northwest and CEA Yunnan:

                         (SHAREHOLDING STRUCTURE CHART)

Since only the aviation businesses of CEA Northwest and CEA Yunnan will be acquired by the Company under the Proposed Acquisition, the shareholding structure will be the same immediately before and immediately after completion of the Proposed Acquisition.

Each of the Company, CEA Holding, CEA Northwest and CEA Yunnan is principally engaged in the civil aviation business.


ASSETS AND LIABILITIES TO BE ACQUIRED BY THE COMPANY

As mentioned above, pursuant to the Acquisition Agreement, the Company will acquire from CEA Holding certain assets and liabilities relating to the aviation businesses of CEA Northwest and CEA Yunnan, and will, in accordance with and following completion of the agreement, assume and undertake the aviation operations and businesses currently carried out by CEA Northwest and CEA Yunnan. The relevant air routes will also be injected into the Company with such aviation businesses. The assets and liabilities being acquired by the Company include the relevant aircraft, engines and aviation equipment and facilities, certain employees and operating contracts, and other relevant fixed and current assets (whether owned or leased assets) and liabilities of CEA Northwest and CEA Yunnan, and are particularised as follows:

The assets (with the relevant aggregate book value as at 31st December, 2004 stated below) to be acquired by the Company in relation to the aviation businesses of CEA Northwest and CEA Yunnan include:

(i) current assets amounting to approximately RMB1,541,520,000, including cash and cash equivalents, accounts receivable, prepayments and other receivables, and flight equipment spare parts;

(ii) long-term investments amounting to approximately RMB5,803,000, including long-term equity investments;

(iii) fixed assets amounting to approximately RMB6,835,883,000, including buildings, aircraft, engines, mechanical equipments, electronic equipments and transport equipments;

(iv) projects under construction and the installation of related equipments amounting to approximately RMB7,240,000; and

(v) long-term deposits and prepayments amounting to approximately RMB762,397,000, including bank deposits, deposits for aircraft under operating leases and fuel, and other prepayments.

The liabilities (with the relevant aggregate book value as at 31st December, 2004 stated below) to be acquired by the Company in relation to the aviation businesses of CEA Northwest and CEA Yunnan include:

(i) current liabilities amounting to approximately RMB4,971,075,000, including short-term bank loans, accounts payable, notes payable, receipts in advance, current portion of long-term liabilities, provisions, other payables and accrued expenses; and

(ii) long-term liabilities amounting to approximately RMB4,049,754,000, including long-term bank loans, finance lease obligations, accrued aircraft overhaul expenses, post-retirement benefit obligations, deferred income and other long-term payables.

An independent valuation as of 31st December, 2004 of the assets and liabilities to be acquired under the Proposed Acquisition was conducted by (CHINESE CHARACTERS) (China Consultants of Accounting and Financial Management Co. Ltd.) primarily by way of cost replacement method. (CHINESE CHARACTERS) (China Consultants of Accounting and Financial Management Co. Ltd.), not being a connected person of the Company, is an independent PRC valuer qualified to carry out the valuation, and has experience in conducting asset valuations involving aviation and transportation projects. The valuation results have been approved by the State-owned Assets Supervision and Administration Commission of the PRC State Council in early May 2005. According to such valuation, as of 31st December, 2004, the appraised value of the aggregate assets to be acquired under the Proposed Acquisition was RMB9,541,892,400 (equivalent to approximately HK$9,001,785,283) and that of the aggregate liabilities to be acquired was RMB8,556,199,600 (equivalent to approximately HK$8,071,886,415), and thus the appraised value of the aggregate net assets was RMB985,692,800 (equivalent to approximately HK$929,898,868).

The aggregate (loss)/profit, before taxation, attributable to the aviation businesses of CEA Northwest and CEA Yunnan to be acquired by the Company under the Proposed Acquisition for the two financial years ended 31st December, 2003 and 2004 was RMB(1,344,037,000) (equivalent to approximately HK$(1,267,960,000))
and RMB182,308,000 (equivalent to approximately HK$171,990,000), respectively. The aggregate (loss)/profit, after taxation, attributable to such businesses for the two financial years ended 31st December, 2003 and 2004 was RMB(1,251,193,000) (equivalent to approximately HK$(1,180,370,000)) and RMB166,740,000 (equivalent to approximately HK$157,300,000), respectively. (There were no extraordinary items attributable to the aviation businesses of CEA Northwest and CEA Yunnan for the two financial years ended 31st December, 2003 and 2004.)


CERTAIN ASSETS AND LIABILITIES BEING RETAINED BY CEA NORTHWEST AND CEA YUNNAN

Nonetheless, following completion of the Proposed Acquisition, certain businesses, assets and liabilities which are not related or are otherwise ancillary or peripheral to the civil aviation businesses of CEA Northwest and CEA Yunnan will not be transferred to the Company under the Acquisition Agreement, but will be retained by CEA Northwest and CEA Yunnan. These retained assets and liabilities include those relating to the provision of media and advertising, catering, and hotel and accommodation services, and related ancillary businesses, and certain assets and liabilities which are peripheral to the relevant civil aviation businesses (for example, land prepayments, certain buildings and construction in progress).

In addition, in respect of the liabilities associated with the aviation businesses of CEA Northwest and CEA Yunnan, except for those described above and itemised in the Acquisition Agreement, all other liabilities (including, for example, contingent liabilities, and deferred tax liabilities occasioned before the Effective Date) of CEA Northwest and CEA Yunnan will not be transferred to the Company under the Acquisition Agreement, and will continue to be borne and assumed by CEA Holding, CEA Northwest and/or CEA Yunnan (as the case may be). Further, under the Acquisition Agreement, any compensation or indemnity as may arise or result from the Proposed Acquisition, or as occasioned before the Effective Date in connection with the relevant assets and liabilities being acquired thereunder, shall also be borne by the CEA Holding, CEA Northwest and/or CEA Yunnan.


CONSIDERATION AND PAYMENT TERMS

The Proposed Acquisition was negotiated and entered into on an arm's length basis and on normal commercial terms.


ACQUISITION PRICE

The aggregate acquisition price to be paid by the Company under the Acquisition Agreement is RMB985,692,800 (equivalent to approximately HK$929,898,868), subject to adjustments as described below. The Company will also assume aggregate liabilities of RMB8,556,199,600 (equivalent to approximately HK$8,071,886,415) under the Proposed Acquisition. The acquisition price was determined on the basis of the results of the independent valuation as of 31st December, 2004 of the assets and liabilities to be acquired conducted by (CHINESE CHARACTERS) (China Consultants of Accounting and Financial Management Co. Ltd.) as described above. According to such valuation, as of 31st December, 2004, the appraised value of the aggregate assets to be acquired under the Proposed Acquisition was RMB9,541,892,400 (equivalent to approximately HK$9,001,785,283) and that of the aggregate liabilities to be acquired was RMB8,556,199,600 (equivalent to approximately HK$8,071,886,415), and thus the appraised value of the aggregate net assets was RMB985,692,800 (equivalent to approximately HK$929,898,868).

Under the Acquisition Agreement, the acquisition price shall be adjusted by the profit generated or loss incurred by the aviation businesses of CEA Northwest and CEA Yunnan during the period from 31st December, 2004 to the Effective Date, to which CEA Holding shall be entitled. The amount of such profit/loss will be determined with reference to the relevant financial statements prepared under PRC Accounting Standards and Regulations for the period from 31st December, 2004 to the Effective Date, to be audited by independent PRC accountants jointly appointed by the Company and CEA Holding. The adjustment mechanism, as the Directors believe, is customary in arms' length acquisition transactions, such that any profit generated or loss incurred by the aviation businesses of CEA Northwest and CEA Yunnan being acquired by the Company before completion will effectively be adjusted against the acquisition price being paid.


PAYMENT TERMS

The acquisition price shall be payable by the Company in the manner as follows:

(i) 70% of the initial acquisition price (i.e., RMB689,984,960 (equivalent to approximately HK$650,929,208)) shall be payable within five days from the Effective Date; and

(ii) the balance of the adjusted acquisition price shall be payable within 15 days from the date of occurrence of the last of the following events:

     (a) the issue of an audit report by independent PRC accountants being jointly appointed by the Company and CEA Holding on the financial statements in respect of the aviation businesses of CEA Northwest and CEA Yunnan prepared under PRC Accounting Standards and Regulations for the period from 31st December, 2004 to the Effective Date;

     (b) consents having been obtained from parties who are entitled to pre-emptive rights in respect of assets to be transferred to the Company under the Proposed Acquisition;

     (c) consents having been obtained from lessors and/or financiers of aircraft regarding the novation of the relevant aircraft finance leases and operating leases from CEA Northwest and CEA Yunnan to the Company; and

     (d) consents having been obtained from the relevant creditors regarding transfers to the Company of liabilities relating to the aviation businesses of CEA Northwest and CEA Yunnan.

The parties have been in discussions in obtaining these third-party consents. As further elaborated below, CEA Holding has undertaken to the Company that all necessary third-party consents required to effect the relevant transfers will be, if not then already have been, obtained as soon as practicable after the Effective Date.


FUNDING

The Company currently intends to fund the cash payment for the consideration as to approximately 50% with its internal cash resources and the remaining by way of financing arrangements with financial institutions depending on the financial position of the Company at the material time. The Company will issue further announcement if there is a material change to the actual source of funding deployed as and when considered appropriate.


CONDITIONS, COMPLETION AND DELIVERY

CONDITIONS PRECEDENT

The Acquisition Agreement is conditional upon fulfillment of the following conditions precedent:

(i) the approval of the Proposed Acquisition by the Independent Shareholders being obtained at the AGM, at which CEA Holding and its associate(s), if any, will abstain from voting; and

(ii) the results of the independent valuation as of 31st December, 2004 of the assets and liabilities to be acquired by the Company under the Proposed Acquisition being approved by the State-owned Assets Supervision and Administration Commission of the PRC State Council; and

(iii) the transaction under the Proposed Acquisition being approved by the State-owned Assets Supervision and Administration Commission of the PRC State Council.

As mentioned before, approvals from the State-owned Assets Supervision and Administration Commission of the PRC State Council in respect of the conditions numbered (ii) and (iii) above have been obtained, and these two conditions precedent have thereby been fulfilled.

COMPLETION

After the above conditions are fulfilled (which is currently expected to occur on 30th June, 2005), the parties shall proceed with completion in accordance with the terms and conditions of the Acquisition Agreement. Completion of the Proposed Acquisition shall be deemed to take place on the Effective Date (i.e. the last date of the calendar month in which the above conditions are fulfilled), subject to all necessary third-party consents required to effect the transfers of the relevant assets and liabilities being obtained (including the consents mentioned in the paragraph headed "Proposed Acquisition - Consideration and payment terms - payment terms" above).


DELIVERY

Under the Acquisition Agreement, CEA Holding shall, within five business days from the Effective Date, deliver to the Company the relevant assets and liabilities relating to the aviation businesses of CEA Northwest and CEA Yunnan being acquired, including all documents evidencing or constituting ownership of such assets and liabilities.

Further, CEA Holding shall, forthwith after the Effective Date, proceed with the required procedures to transfer to the Company all necessary business licenses, permits and registrations associated with the airlines operations and businesses of CEA Northwest and CEA Yunnan. CEA Holding, CEA Northwest and CEA Yunnan shall also obtain consent from the Civil Aviation Administration of China for the transfer of the relevant air routes to the Company immediately after the Effective Date.


OWNERSHIP OF THE ASSETS AND LIABILITIES TO BE ACQUIRED

Pursuant to the Acquisition Agreement, the ownership of the assets and liabilities to be acquired in relation to the aviation businesses of CEA Northwest and CEA Yunnan will pass from CEA Northwest and CEA Yunnan to the Company upon completion of the Acquisition Agreement. All gains and losses arising from and attaching to such assets and liabilities (including those occasioned prior to the Acquisition Agreement and subsisting at completion) will become gains and losses of the Company forthwith after completion of the Acquisition Agreement.

In cases where the transfers of the assets and liabilities in relation to the aviation businesses of CEA Northwest and CEA Yunnan are subject to any necessary third-party consents (including, for example, the consents mentioned in the paragraph headed "Proposed Acquisition - Consideration and payment terms - payment terms" above) or can only be effected after appropriate amendments are made to the relevant contracts or after registration or filing procedures with the relevant PRC authorities are duly performed pursuant to the relevant PRC laws and regulations, and therefore cannot be fully effected immediately upon completion of the Acquisition Agreement, CEA Northwest and CEA Yunnan will hold and administer such assets and liabilities on behalf of the Company from the date of the Acquisition Agreement until such transfers are fully effected.

Under the Acquisition Agreement, CEA Holding has agreed to complete all such required amendments and necessary registration and/or filing procedures in accordance with the relevant PRC laws and regulations within 90 days after the Effective Date. Further, CEA Holding has undertaken to the Company in the Acquisition Agreement that all necessary third-party consents (including consents from the relevant creditors, aircraft lessors and/or financiers and counterparties of certain operating contracts in connection with the aviation businesses and daily operations of CEA Northwest and CEA Yunnan) required to effect the transfers will be obtained as soon as practicable after the Effective Date.


NON-COMPETITION UNDERTAKING

Under the Acquisition Agreement, each of CEA Holding, CEA Northwest and CEA Yunnan has undertaken that at any time after completion of the Acquisition Agreement, it will not, and will procure its respective subsidiaries and associated companies (including members of the CEA Holding Group) not to, carry out, engage in or otherwise become involved or interested in any business which competes or may compete, either directly or indirectly, with the Company's aviation business following completion of the Acquisition Agreement. The undertaking is not made for any definite period.


REASONS FOR AND BENEFITS OF THE PROPOSED ACQUISITION

The Group is principally engaged in the business of civil aviation in the PRC. The Board believes that the Proposed Acquisition provides the Group with an opportunity to capitalise on the growing market potentials in the PRC civil aviation industry, and in turn to further its business pursuits and developments.

Through the Proposed Acquisition, the Group will be able to expand its scope and size of operation, effectively rearrange the deployment of available market resources, integrate the existing marketing network, readjust the combined air routes operated by CEA Northwest and CEA Yunnan under CEA Holding, and capitalise on the transportation potentials of its aircraft fleet as will be expanded after the Proposed Acquisition. In addition, the optimisation of resources allocation according to market demands being made possible following the Proposed Acquisition will facilitate reduction of the Group's operating costs, improvement of its service quality, and in turn enhancement of its overall strength and market competitiveness. The Group, with its streamlined and strengthened operations, will, as is expected, be equipped and able to enter into the rivalry of international air transportation market.

As a result, it is believed that the Group will integrate and capitalise its business resources, and increase its future revenue after the Proposed Acquisition, thereby enhancing its operation efficiency, profitability and thus shareholders' return. In addition, the Proposed Acquisition is expected to eliminate any competition among the Company, CEA Northwest and CEA Yunnan, and reduce the volume of relevant connected transactions.

(i)  A NEED TO FACE THE COMPETITION BROUGHT BY INTERNATIONAL AVIATION ALLIANCES

     Following the progress of economic globalisation, it has been the prevailing trend in the international civil aviation industry that international strategic alliances are established among airline companies. Statistics, based on the Company's analysis, reveal that among the 41 top airline companies (in terms of passenger volume) in the world, around 35 of such airline companies are members of international strategic alliances, such as the Star Alliance, One World and Sky Team alliances, occupying the majority of the market share. By sharing codes, these alliances enter the PRC market and put significant pressure on Chinese enterprises which engage in aviation businesses. In order to compete with these international strategic alliances in the future and to better equip the Company with ability to meet challenges and handle expected competition in the PRC aviation industry following the accession of China into the World Trade Organisation, the Company needs to increase its size and scale by way of the Proposed Acquisition.

(II)  EXPANSION OF GEOGRAPHICAL OPERATION AND AVIATION NETWORK

      At present, the geographical coverage of the Group's aviation network is primarily focused in Eastern China, with its 10 major bases all located in the eastern and middle regions of China. Through the Proposed Acquisition, it is believed that the Group's aviation business over other areas having considerable development potentials in the market, such as the northwest and southwest regions of China, will expand. Air routes of the Group covering Southeast Asia and its neighbouring countries will also increase. As a result, the Company is expected to establish and consolidate an enhanced air route network, with Shanghai, Xi'an and Kunming as major departure cities, which will cover destinations in most cities in the PRC and certain major cities overseas. This will further strengthen the market position of the Company as one of the three major airline companies in the PRC. The following illustrates the domestic aviation network of the Group and the Enlarged Group before and after the Proposed Acquisition:

  (DOMESTIC AVIATION NETWORK MAPS FOR BEFORE AND AFTER THE PROPOSED ACQUISITION)

(III) EXPANSION OF AIRCRAFT FLEET AND SIZE OF OPERATION

      As at 31st December, 2004, the Group operated 103 large and medium transportation aircraft.* Following the transfer of altogether 60 commercial passenger and cargo aircraft of CEA Northwest and CEA Yunnan pursuant to the Proposed Acquisition, the number of aircraft of the Group will increase by approximately 58%. The following demonstrates the expected expansion of the Group's aircraft fleet and its operations after completion of the Proposed Acquisition:

                                                     BEFORE THE
                                                       PROPOSED
                                                    ACQUISITION           AFTER THE        APPROXIMATE
                                                    (AS AT 31ST            PROPOSED         PERCENTAGE
                                                DECEMBER, 2004)         ACQUISITION           INCREASE

      Number of aircraft                                    103                 163                58%
      Available tonne kilometers, or ATKs         7,071 million       8,852 million                25%
      Available seat kilometers, or ASKs         41,599 million      57,160 million                37%
      Revenue passenger kilometres,
       or RPKs                                   27,581 million      38,517 million                40%



      Passenger volume                                         17,711,000          26,823,000                51%

     These statistics demonstrate that the Proposed Acquisition will strengthen the favourable market position of the Group and significantly enhance its economy of scale.

     * The Company recently entered into various aircraft purchase agreements, including, for example, its agreements with Airbus SAS of 9th October, 2004, 16th March, 2005 and 21st April, 2005 to purchase twenty A330 aircraft, five A319 aircraft and fifteen A320 series aircraft, respectively. Details of these agreements and the relevant transactions are set out in the Company's announcements dated 13th October, 2004, 17th March, 2005 and 21st April, 2005, respectively.

(IV) INCREASE OF INCOME AND ENHANCEMENT OF COST EFFICIENCY AND PROFITABILITY

     After the Proposed Acquisition, the Group will be able to adjust its air routes and operational capability to develop customer resources in the northwest and southwest regions of China to increase its passenger revenue. In addition, the expansion of the aircraft fleet will increase the capability of the Group to operate its air cargo business and will enable the Group to benefit from the development of its air cargo business in China. Through the integration of operations and internal resources, and centralization of procurement of aviation materials, the Proposed Acquisition is also expected to increase the Group's operational efficiency and reduce operation costs. Further, the aviation businesses operated by the Group, CEA Northwest and CEA Yunnan maintain extensive air tickets' sales and marketing networks in China, and have operating centres located at major domestic airports providing line maintenance and ground support services. The Enlarged Group is expected to benefit from the integration of these resources which is made possible through the Proposed Acquisition, thereby minimising its operating expenses and enhancing its operational efficiency.

(v)  OPTIMISATION OF AIR FLIGHTS AND AIR ROUTES

     In particular, after the completion of the Proposed Acquisition, the Group may allocate aircraft in the expected combined air routes of CEA Holding, CEA Northwest and CEA Yunnan, and reallocate its expanded aircraft fleet and flight crew with greater flexibility so that the demand for air routes during periods requiring higher transportation capacity could be satisfied and the balance in supply and demand of transportation capacity throughout the year would be better assured.

(VI) ELIMINATION OF COMPETITION AND REDUCTION OF CONNECTED TRANSACTIONS

     As mentioned above, each of CEA Holding, CEA Northwest and CEA Yunnan has made a non-competition undertaking in respect of any business which competes or may compete with the Company's aviation business following completion of the Acquisition Agreement. The Proposed Acquisition is therefore expected to eliminate any competition among the Company, CEA Northwest and CEA Yunnan. The Proposed Acquisition is also expected to help regulate and reduce the volume of connected transactions between the Company and CEA Holding, resulting in an enhanced efficiency of overall management and streamlined operations of the Company.

Based on the above, the Directors believe that the Proposed Acquisition is fair and reasonable and is in the interests of the Group and the Company's shareholders as a whole. Accordingly, the Directors recommend the Independent Shareholders to vote in favour of the ordinary resolution to be proposed at the AGM to approve the Proposed Acquisition.


IMPLICATIONS UNDER THE LISTING RULES

In respect of the Proposed Acquisition, the relevant "percentage ratio" applicable to the transaction under Rule 14.07 of the Listing Rules exceeds 100%. The Proposed Acquisition therefore constitutes a very substantial acquisition by the Company under the Listing Rules. Further, since CEA Holding is the controlling shareholder, and hence a connected person, of the Company, the Proposed Acquisition also constitutes a connected transaction of the Company under Chapter 14A of the Listing Rules and is subject to approval by the Independent Shareholders at the AGM.


CONTINUING CONNECTED TRANSACTIONS

BACKGROUND

The Company has in place agreements with certain members of the CEA Holding Group in respect of provision of goods and/or services which are carried out on a continuing basis between the Group and the CEA Holding Group. The Company has a conditional waiver, granted by the Stock Exchange at the time when its H shares are listed in Hong Kong, from strict compliance with the relevant connected transaction regulatory requirements in respect of these agreements and the transactions thereunder. Information in relation to the waiver was disclosed in the Company's prospectus dated 28th January, 1997.

To accommodate the anticipated expansion in the Enlarged Group's daily and business operations following completion of the Proposed Acquisition, and to promote enhanced compliance with the applicable requirements under Chapter 14A of the Listing Rules, the Company (for itself and on behalf of other members of the Enlarged Group) has entered into various agreements with certain members of the CEA Holding Group in respect of the Continuing Connected Transactions and certain other transactions. Such agreements are made to further regulate the expected continuing business relationships between the Enlarged Group, on the one hand, and the CEA Holding Group, on the other. These agreements are as follows:

AGREEMENTS                              COUNTERPARTIES AND CONNECTED PERSON RELATIONSHIP

o    PROPERTY LEASING AGREEMENT         CEA Holding, CEA Northwest and CEA Yunnan

o    FINANCIAL SERVICES AGREEMENT       (CHINESE CHARACTERS) (Eastern Air Group Finance Company
                                        Limited) (the "FINANCE COMPANY"), which is interested
                                        as to approximately 46.25% by, and thus an associate of, CEA
                                        Holding

o    IMPORT AND EXPORT                  (CHINESE CHARACTERS) (Eastern Aviation Import & Export Company)
     AGENCY AGREEMENT                   (the "IMPORT & EXPORT COMPANY"), which is interested as to 55% by, and thus an associate of, CEA Holding


o    MAINTENANCE                        (CHINESE CHARACTERS) (Shanghai Eastern Aviation Equipment
     SERVICES AGREEMENT                 Manufacturing Corporation) (the "MAINTENANCE COMPANY"), which is a wholly-owned subsidiary, and thus an associate, of CEA Holding

o    CATERING SERVICES AGREEMENTS       A number of subsidiaries or associates of CEA Holding
                                        (collectively, the "CATERING COMPANIES")

o    SALES AGENCY                       A number of subsidiaries or associates of CEA Holding
     SERVICES AGREEMENTS                (collectively, the "SALES COMPANIES")

o    ADVERTISING SERVICES               (CHINESE CHARACTERS) (Shanghai Eastern Aviation Advertising
     AGREEMENT                          Company Limited) (the "ADVERTISING COMPANY"), which is interested as to 55% by, and thus an associate of, CEA Holding

These agreements and the Continuing Connected Transactions are expected to constitute, or may in the on-going performance become, non-exempt continuing connected transactions of the Company under Chapter 14A of the Listing Rules, and such transactions, together with the associated annual caps, will be subject to approval by the Independent Shareholders at the AGM.

Details of the Continuing Connected Transactions and the associated annual caps, and certain principal terms of the relevant agreements, are set out below as required under the Listing Rules. Certain charges for the services under the agreements are determined based on tariffs, if available and applicable, set by the relevant PRC or industry regulatory authorities. Those transactions where the charges are not set by reference to prescribed regulatory tariffs are determined based on commercial negotiations between the parties, in each case on an arm's length basis. The terms of these transactions are, as currently anticipated, no less favourable than the terms as may be available to the Enlarged Group from independent third parties.

In compliance with the relevant requirements under the Listing Rules, the Company has set maximum annual consideration or values, or annual caps, in respect of each of the Continuing Connected Transactions. These annual caps are, to the extent appropriate, determined by reference to factors including previous transactions and figures when available and readily ascertainable. Nonetheless, since the Group's business and financial positions were adversely affected by the outbreak of atypical pneumonia (severe acute respiratory syndrome, or SARS) in 2003, the relevant historical figures for the financial year of 2003 may therefore to a certain extent be compromised, and might not necessarily be indicative of the position had the Group's operations not been affected by SARS.

The various existing agreements between the Company and the relevant members of the CEA Holding Group in respect of the provision of goods and services between the Group and the CEA Holding Group will each be terminated at the time when the relevant agreement in respect of the corresponding Continuing Connected Transaction becomes effective in accordance with its terms.


PROPERTY LEASING

PROPERTY LEASING AGREEMENT

On 12th May, 2005, the Company entered into a Property Leasing Agreement with CEA Holding, CEA Northwest and CEA Yunnan, pursuant to which the Company will lease from CEA Holding, for use by the Enlarged Group in its daily airlines and other business operations:

(i) a maximum of altogether 33 land properties owned by CEA Holding through, and registered in the name of, CEA Northwest, covering an aggregate site area of approximately 692,539 square metres located primarily in Xi'an, Xianyang and Yongdeng, together with a total of 225 building properties and related construction, infrastructure and facilities occupying an aggregate floor area of approximately 269,148 square metres; and

(ii) a maximum of altogether seven land properties owned by CEA Holding through, and registered in the name of, CEA Yunnan, covering an aggregate site area of approximately 420,768 square metres primarily located in Kunming, together with a total of 81 building properties and related construction, infrastructure and facilities occupying an aggregate floor area of approximately 457,722 square metres.


TERM

Subject to approval being obtained from the Independent Shareholders at the AGM, the Property Leasing Agreement will become effective from the Effective Date for a term of three years. If the Company notifies CEA Holding of its intention to renew the agreement by at least 60-day written notice, the agreement will be renewed with the same terms for a further period of three years.


PRICING

Under the Property Leasing Agreement, the Company shall pay annual rentals in an aggregate amount of approximately RMB55,400,000 to CEA Holding. Such rentals are determined on the basis of property valuation reports issued in April 2005 by (CHINESE CHARACTERS) and (CHINESE CHARACTERS) (China Consultants of Accounting and Financial Management Co. Ltd.) (independent qualified PRC property valuers, not being connected persons of the Company) in respect of the properties under the Property Leasing Agreement, and are calculated based on market rates or the depreciation and maintenance charges in respect of the relevant properties, provided that such depreciation and maintenance charges shall be no higher than the market rates. Chesterton Petty Limited, the Company's independent property valuer, has reviewed the Property Leasing Agreement, and has confirmed that the rentals payable by the Company are no higher than prevailing market rates.

The rentals are payable half-yearly in advance, and are subject to review and adjustments provided that the adjustments shall not exceed the applicable inflation rates published by the relevant local PRC authorities.


REASONS FOR AND BENEFITS OF THE TRANSACTION

The Enlarged Group's civil aviation business as expanded following completion of the Proposed Acquisition will comprise businesses being currently operated by CEA Northwest and CEA Yunnan. Accordingly, properties currently held, occupied and/or used by CEA Northwest and CEA Yunnan associated with their civil aviation businesses shall be leased to the Company, such that the Enlarged Group will be able to continue to use such properties in its daily airlines and other business operations. The Company therefore entered into the Property Leasing Agreement with CEA Holding, CEA Northwest and CEA Yunnan, which secures the Enlarged Group its right to use and take possession of the relevant properties at rentals which are no higher, and thus no less favourable, than prevailing market rates.


HISTORICAL FIGURES

Before completion of the Proposed Acquisition, the Company, in its business operations, is not required to, and therefore does not, enter into arrangements to lease properties of CEA Northwest and CEA Yunnan. Accordingly, no relevant or comparable historical figures are available or readily ascertainable.


ANNUAL CAPS

As mentioned above, the annual rentals payable by the Company to CEA Holding, as provided for under the Property Leasing Agreement, are fixed as an aggregate amount of approximately RMB55,400,000. Such rentals are determined on the basis of the relevant property valuation reports issued in April 2005 by the independent qualified PRC property valuers as described above, and Chesterton Petty Limited has confirmed that such rentals are no higher than prevailing market rates. The rentals are subject to adjustments provided that the adjustments shall not exceed the applicable inflation rates published by the relevant local PRC authorities.

Based on the above circumstances and the expected significant increase in number of properties being leased by the Company following the Proposed Acquisition as contemplated under the Property Leasing Agreement, coupled with the relevant current market rentals for such properties, factoring in any anticipated possible inflation, the total annual rentals payable by the Company to CEA Holding under the Property Leasing Agreement are not expected to exceed RMB60,000,000 for each of the three financial years ending 31st December, 2005, 2006 and 2007. Accordingly, this amount has been set as the proposed annual cap for this Continuing Connected Transaction in respect of each of the three financial years ending 31st December, 2005, 2006 and 2007.


FINANCIAL SERVICES

FINANCIAL SERVICES AGREEMENT

The Finance Company is a non-bank finance company approved and regulated by the relevant PRC regulatory authorities including the People's Bank of China and the China Banking Regulatory Commission.

On 12th May, 2005, the Company entered into a Financial Services Agreement with the Finance Company, pursuant to which the Finance Company will from time to time provide the Enlarged Group with a range of financial services including (i) deposit services, (ii) loan and financing services and (iii) other financial services such as the provision of trust loans, financial guarantees and credit facilities and credit references.

Pursuant to the Financial Services Agreement, the Finance Company shall deposit all moneys deposited by the Enlarged Group under the agreement with commercial bank(s) in China, including, for example, Industrial and Commercial Bank of China, China Construction Bank, Bank of Agriculture and Bank of Communications. The Finance Company has also undertaken under the Financial Services Agreement that all outstanding loans it provides to members of the

CEA Holding Group will not at any time and from time to time exceed the aggregate amount of its equity capital, surplus reserves and deposits received from other parties.


TERM

Subject to approval being obtained from the Independent Shareholders at the AGM, the Financial Services Agreement will become effective from 1st July, 2005 for a term of three years, subject to renewal.


PRICING

Under the Financial Services Agreement:

(i) The Finance Company shall accept deposits from the Enlarged Group at interest rates not lower, and thus no less favourable, than the relevant standard rates set by the People's Bank of China for similar deposits;

(ii) The Finance Company shall provide loan and financing services to the Enlarged Group at interest rates not higher than the relevant standard rates set by the People's Bank of China for similar services; and

(iii) In respect of the provision of other financial services, the fees and charges payable by the relevant member(s) of the Enlarged Group to the Finance Company shall be determined by reference to the applicable standard fees and charges as specified by the People's Bank of China from time to time, and if no such standard fees and/or charges have been specified by the People's Bank of China for the particular services, such services shall be provided by the Finance Company on terms no less favourable than terms available from commercial banks in China. The fees and charges, together with other details in respect of each specific transaction for the particular services, will then be recorded in separate implementation agreement(s) between the relevant member(s) of the Enlarged Group and the Finance Company in the performance of the Financial Services Agreement.


REASONS FOR AND BENEFITS OF THE TRANSACTION

As mentioned above, under the Financial Services Agreement, the Enlarged Group will receive interest on its moneys deposited with the Finance Company at rates which are no less favourable than the standard rates set by the People's Bank of China, and will be able obtain loans and financing from the Finance Company at interest rates not higher than such standard rates.

Further, the Company is not restricted under the Financial Services Agreement to approach, and in fact may choose, any bank or financial institution to satisfy its financial service needs. Its criteria in making the choice could be made on costs and quality of services. Therefore, the Enlarged Group may, but is not obliged to, continue to use the Finance Company's services if the service quality provided is competitive. Having such flexibility afforded under the Financial Services Agreement, the Enlarged Group is able to better manage its current capital and cashflow position. In addition, with such an agreement in place, it is also expected that the Finance Company will provide more efficient settlement service to the Enlarged Group, as compared to independent third-party banks. Accordingly, the Directors believe that it is in the interests of the Company to enter into the Financial Services Agreement.

LISTING RULES' IMPLICATIONS

Since CEA Holding is the controlling shareholder of the Company, the Finance Company, being an associate of CEA Holding, is therefore a connected person of the Company.

In respect of the provision of deposit services under the Financial Services Agreement, the relevant "percentage ratio" applicable to such transaction for the purpose of Chapter 14A of the Listing Rules is likely to exceed 2.5% on an annual basis in the on-going performance of the agreement. The transaction is expected to constitute a non-exempt continuing connected transaction of the Company under the Listing Rules, and such transaction together with the associated annual caps will be subject to approval by the Independent Shareholders at the AGM.

In respect of the provision of loan and financing services under the Financial Services Agreement, since the services are being provided by the Finance Company to the Enlarged Group at interest rates not higher than the relevant standard rates set by the People's Bank of China, the transaction involves provision of financial assistance by the Finance Company for the benefit of the Enlarged Group on normal commercial terms (or better to the Enlarged Group) where no security over the assets of the Enlarged Group is granted in respect of the financial assistance. The transaction is therefore exempt from the reporting, announcement and independent shareholders' approval requirements of Chapter 14A of the Listing Rules, by virtue of Listing Rule 14A.65(4).

In respect of the provision of other financial services under the Financial Services Agreement (i.e. financial services other than deposit and loan and financing services), the Finance Company had not provided any such services to the Group before the Proposed Acquisition, and any future transaction that may take place between the Enlarged Group and the Finance Company in respect of such services is expected to be minimal. Yet, such transaction will be subject to approval by the Independent Shareholders at the AGM as required by the Stock Exchange pursuant to the aggregation principle under Rule 14A.27 of the Listing Rules.


HISTORICAL FIGURES

The historical figures of the deposit services provided by the Finance Company to the Group, CEA Northwest and CEA Yunnan combined for the three financial years ended 31st December, 2002, 2003 and 2004 are approximately RMB440,000,000, RMB1,034,000,000 and RMB971,000,000, respectively. The Finance Company had not provided any financial services other than deposit and loan and financing services to the Group for the three financial years ended 31st December, 2002, 2003 and 2004.


ANNUAL CAPS

Having considered the historical figures and taking account of (i) the anticipated possible increase in the Enlarged Group's working capital requirements due to expected expansion and developments of its business following the Proposed Acquisition and the continual increasing demand for air transportation in the market and (ii) the consequential possible increase in its cash inflows and outflows, the maximum aggregate annual amounts in respect of the deposit and other financial services as contemplated under the Financial Services Agreement for the three financial years ending 31st December, 2005, 2006 and 2007 are not expected to exceed RMB1,050,000,000, RMB1,100,000,000 and
RMB1,150,000,000, respectively, taking into account the anticipated gradual and organic growth of the Enlarged Group's business over these years. Accordingly, these amounts have been set as the proposed annual caps for this Continuing Connected Transaction.

The Directors believe that these proposed annual caps will be able to provide the Enlarged Group with sufficient flexibility for its expected future financial arrangements with the Finance Company.


IMPORT/EXPORT AGENCY SERVICES

IMPORT AND EXPORT AGENCY AGREEMENT

The Import & Export Company is a company approved by the PRC Ministry of Commerce and is licensed to engage in the business of import and export of aircraft and related aviation equipment and materials in the PRC.

On 12th May, 2005, the Company entered into an Import and Export Agency Agreement with the Import & Export Company, pursuant to which the Import & Export Company will from time to time as its agent provide the Enlarged Group with agency services for the import and export of aircraft and related raw materials, accessories, machinery and equipment required in the daily airlines operations and civil aviation business of the Enlarged Group.


TERM

Subject to approval being obtained from the Independent Shareholders at the AGM, the Import and Export Agency Agreement will become effective from 1st July, 2005 for a term of three years, subject to renewal.


PRICING

Under the Import and Export Agency Agreement, the Company shall pay commissions and expenses to the Import & Export Company for the services it provides at prescribed rates which are no less favourable than those offered by the Import & Export Company to independent third parties.


REASONS FOR AND BENEFITS OF THE TRANSACTION

The Directors believe that the entering into of the Import and Export Agency Agreement will be beneficial to the Enlarged Group and its business developments, and in turn is believed to be conducive to the interests of the Company's shareholders.

This is because the Import & Export Company is a PRC qualified company, licensed and experienced in providing import and export agency services in respect of aircraft and related aviation equipment and materials in the PRC. Compared with the few other independent third-party service providers in the market, through its cooperation with the Group for the last consecutive eight years, the Import & Export Company has secured a better understanding of the Enlarged Group's operations, as is evident from the proven track record it attains. Accordingly, the Directors believe that the Import & Export Company will be able to deliver timely services to accommodate the operating needs of the Enlarged Group, catering for its day-to-day business and administrative schedule. With the Import and Export Agency Agreement in place, the Enlarged Group will be able to benefit from, as is believed, better organised, efficient and cost-effective import and export agency services required, at prescribed rates which are no less favourable than those offered by the Import & Export Company to independent third parties.


HISTORICAL FIGURES

The historical figures of the total commissions and expenses paid by the Group to the Import & Export Company for its agency services provided in respect of each of the three financial years ended 31st December, 2002, 2003 and 2004 are approximately RMB20,160,000, RMB21,390,000 and RMB34,270,000, respectively.


ANNUAL CAPS

Based on such historical figures, the expected expansion and developments of the Enlarged Group's business following the Proposed Acquisition, and the extent and volume of import/export agency services the Enlarged Group expects the Import & Export Company to provide, the total amounts of commissions and expenses payable by the Company to the Import & Export Company for its provision of such services for the three financial years ending 31st December, 2005, 2006 and 2007 are not expected to exceed RMB40,000,000, RMB55,000,000 and RMB55,000,000, respectively, taking into account the anticipated gradual and organic growth of the Enlarged Group's business over these years. Accordingly, these amounts have been set as the proposed annual caps for this Continuing Connected Transaction.


MAINTENANCE SERVICES

MAINTENANCE SERVICES AGREEMENT

The Maintenance Company is a company located in Shanghai, which is principally engaged in the businesses of providing maintenance, repair and overhaul services in respect of aircraft and aviation equipment, and the manufacturing and sale of related equipment and materials.

On 12th May, 2005, the Company entered into a Maintenance Services Agreement with the Maintenance Company, pursuant to which the Maintenance Company will from time to time provide the Enlarged Group with comprehensive services in relation to maintenance, repair and overhaul of aircraft and aviation equipment, and procurement of related equipment and materials required in the daily operations of the Enlarged Group.


TERM

Subject to approval being obtained from the Independent Shareholders at the AGM, the Maintenance Services Agreement will become effective from 1st July, 2005 for a term of three years, subject to renewal.


PRICING

Under the Maintenances Services Agreement, in relation to the provision of maintenance and ancillary services, the service fees payable to the Maintenance Company for its services shall be based on prevailing market rates available from independent third-party service providers under comparable conditions. Such service fees shall be determined based on arm's length negotiations, and shall be no less favourable than those offered by the Maintenance Company to independent third parties. Such service fees are payable quarterly in arrears. The parties will perform an annual review of the then prevailing service fees before the 31st of December in each calendar year, and agree on any required adjustments to the service fees in respect of the next calendar year.

In relation to procurement and supply of equipment and materials by the Maintenance Company, the purchase price payable by the Company in respect of each specific transaction, which will be documented in separate implementation agreement(s) when occurred, shall be no less favourable than that offered by the Maintenance Company to independent third parties.


REASONS FOR AND BENEFITS OF THE TRANSACTION

The Directors believe that it is in the best interest of the Enlarged Group to procure the required services and the supply of equipment and materials from the Maintenance Company considering that the Maintenance Company has special strengths that independent third-party service or other providers generally do not possess. Such strengths include the aviation industry expertise, knowledge and qualification of the Maintenance Company to meet the demand of certain types of work, its track record of quality and timely service available to the Group, and its convenient location, in the vicinity of certain local sites of the Enlarged Group, to offer quick services.


HISTORICAL FIGURES

The historical figures of the total amounts paid by the Group to the Maintenance Company for each of the three financial years ended 31st December, 2002, 2003 and 2004 are approximately RMB12,903,000, RMB9,094,000 and RMB20,432,000, respectively.


ANNUAL CAPS

Based on such historical figures, and the expected expansion and developments of the Enlarged Group's business following the Proposed Acquisition, the total amounts payable by the Company to the Maintenance Company under the Maintenance Services Agreement for the three financial years ending 31st December, 2005, 2006 and 2007 are not expected to exceed RMB30,000,000, RMB36,000,000 and RMB43,200,000, respectively, taking into account the anticipated gradual and organic growth of the Enlarged Group's business over these years. Accordingly, these amounts have been set as the proposed annual caps for this Continuing Connected Transaction.

In arriving at these proposed caps, the Company has also taken account of the expected growth of the Enlarged Group's air transportation business in the coming years which will in turn require an increasing volume of maintenance, repair and overhaul services and procurement of related equipment and materials required from the Maintenance Company.


CATERING SERVICES

CATERING SERVICES AGREEMENTS

The Catering Companies are companies principally engaged in the business of providing catering and related services for airline companies, and have established operating centres at various airports located in Shanghai, Xi'an, Kunming, Jinan and Qingdao.

On 12th May, 2005, the Company entered into several Catering Services Agreements with the Catering Companies, pursuant to which the Catering Companies will from time to time provide the Enlarged Group with in-flight catering services (including the supply of in-flight meals and beverages, cutlery and tableware) and related storage and complementary services required in the daily airline operations and civil aviation business of the Enlarged Group. The Catering Companies shall provide their services in accordance with the specifications and schedules as from time to time specified by the relevant member(s) of the Enlarged Group to accommodate its operation needs.


TERM

Subject to approval being obtained from the Independent Shareholders at the AGM, each of the Catering Services Agreements will become effective from 1st July, 2005 for a term of three years, subject to renewal.


PRICING

Under the Catering Services Agreements, the service fees payable to each of the Catering Companies for its services provided shall be based on prevailing market rates available from independent third-party service providers under comparable conditions. Such service fees shall be determined based on arm's length negotiations, and shall be no less favourable than those offered by the relevant Catering Company to independent third parties. Such service fees are payable monthly in arrears, within 60 days of the receipt of invoices issued by the relevant Catering Company. The parties will perform an annual review of the then prevailing service fees before the 31st of December in each calendar year, and agree on any required adjustments to the service fees in respect of the next calendar year.


REASONS FOR AND BENEFITS OF THE TRANSACTION

The Directors believe that the entering into of the Catering Services Agreements will be beneficial to the Enlarged Group and its business operations, and in turn is believed to be conducive to the interests of the Company's shareholders.

This is because the Catering Companies are companies specialised in the provision of catering and related services for airline companies, and more importantly have local operating centres at various airports located in Shanghai, Xi'an, Kunming, Jinan and Qingdao, covering the focal operating areas of the Enlarged Group's airlines and aviation business as expanded following the Proposed Acquisition. Indeed, the Catering Companies have been providing catering services to the Group, CEA Northwest and CEA Yunnan, and will have good understanding of the Enlarged Group's culture and operations. The Catering Companies, through their operating centres, will therefore be able to provide fast and high-quality catering services in response to requirements, normal or special, as may be specified from time to time by the relevant member(s) of the Enlarged Group to accommodate its day-to-day operation needs, and to, for example, cater for its different flight schedules (including regular, chartered and temporary flights). Further, the various operating centres of the Catering Companies are equipped with advanced facilities and required infrastructure for the provision of catering and related services, and are believed to be able to provide reliable and efficient services.


HISTORICAL FIGURES

The historical figures of the total service fees paid by the Group, CEA Northwest and CEA Yunnan combined to the Catering Companies for each of the three financial years ended 31st

December, 2002, 2003 and 2004 are approximately RMB194,095,000, RMB152,461,000 and RMB302,543,000, respectively.


ANNUAL CAPS

Based on such historical figures, and the expected expansion and developments of the Enlarged Group's business following the Proposed Acquisition, the total amounts of service fees payable by the Company to the Catering Companies under the Catering Services Agreements for the three financial years ending 31st December, 2005, 2006 and 2007 are not expected to exceed RMB363,000,000, RMB417,000,000 and RMB480,000,000, respectively, taking into account the anticipated gradual and organic growth of the Enlarged Group's business over these years. Accordingly, these amounts have been set as the proposed annual caps for this Continuing Connected Transaction.


SALES AGENCY SERVICES

SALES AGENCY SERVICES AGREEMENTS

The Sales Companies are companies principally engaged in the business of providing agency services in relation to sale of domestic and international air tickets and complementary services such as tourism services (including hotel reservation and sale of souvenirs and other hospitality products). The Sales Companies have established local operating centres in Shanghai, Xi'an, Kunming and other cities and areas in China, including Hong Kong.

On 12th May, 2005, the Company entered into several Sales Agency Services Agreements with the Sales Companies, pursuant to which the Sales Companies will from time to time provide the Enlarged Group as its agents with services for sale of air tickets and the provision of complementary services required in the daily airline operations and civil aviation business of the Enlarged Group.


TERM

Subject to approval being obtained from the Independent Shareholders at the AGM, each of the Sales Agency Services Agreements will become effective from 1st July, 2005 for a term of three years, subject to renewal.


PRICING

Under the Sales Agency Services Agreements, the Sales Companies charge commissions at a rate by reference to that prescribed by the Civil Aviation Administration of China and the International Aviation Transportation Association, as determined following arm's length negotiations. Such commissions are payable monthly in arrears. The parties will perform an annual review of the then prevailing commission rate before the 31st of December in each calendar year, and agree on any required adjustments to such commission rate in respect of the next calendar year.


REASONS FOR AND BENEFITS OF THE TRANSACTION

The Company has always been focusing on enhancing its marketing and sales strategies and efforts, and has been actively involved in the promotion and expansion of its sales network and market share. The Sales Companies, as mentioned above, have local operating centres in Shanghai, Xi'an, Kunming and other cities and areas in China, covering the focal operating areas of the Enlarged Group's airlines and aviation business as expanded following the Proposed Acquisition. With the Sales Agency Services Agreements in place, all members of the Enlarged Group will be able to obtain services for sale of air tickets and related complementary services at standard terms and rates prescribed by the Civil Aviation Administration of China and the International Aviation Transportation Association. The Directors therefore believe that the entering into of the Sales Agency Services Agreements will be beneficial to the Enlarged Group and its business pursuits, and in turn is believed to be conducive to the interests of the Company's shareholders.


HISTORICAL FIGURES

The historical figures of the total commissions paid by the Group, CEA Northwest and CEA Yunnan combined to the Sales Companies for each of the three financial years ended 31st December, 2002, 2003 and 2004 are approximately RMB58,262,000, RMB56,452,000 and RMB61,693,000, respectively.


ANNUAL CAPS

Based on such historical figures, and the expected expansion and developments of the Enlarged Group's business following the Proposed Acquisition, the total amounts of commissions payable by the Company to the Sales Companies under the Sales Agency Services Agreements for the three financial years ending 31st December, 2005, 2006 and 2007 are not expected to exceed RMB77,116,000, RMB88,683,000 and RMB101,985,000, respectively, taking into account the anticipated gradual and organic growth of the Enlarged Group's business over these years. Accordingly, these amounts have been set as the proposed annual caps for this Continuing Connected Transaction.


ADVERTISING SERVICES

ADVERTISING SERVICES AGREEMENT

The Advertising Company is a company principally engaged in the businesses of multi-media advertising operations, including advertising design and production, and organising promotional functions and campaigns.

On 12th May, 2005, the Company entered into an Advertising Services Agreement with the Advertising Company, pursuant to which the Advertising Company will from time to time provide the Enlarged Group with multi-media advertising services to promote its business and to organise promotional functions and campaigns to enhance its reputation in the civil aviation industry.


TERM

Subject to approval being obtained from the Independent Shareholders at the AGM, the Advertising Services Agreement will become effective from 1st July, 2005 for a term of three years, subject to renewal.


PRICING

Under the Advertising Services Agreements, the service fees payable to the Advertising Company for its services provided shall be based on prevailing market rates available from independent third-party service providers under comparable conditions. Such service fees shall be determined based on arm's length negotiations, and shall be no less favourable than those offered by the Advertising Company to independent third parties. The parties will perform an annual review of the then prevailing service fees before the 31st of December in each calendar year, and agree on any required adjustments to the service fees in respect of the next calendar year.

At the beginning of each calendar year, the Company will pay the Advertising Company a lump sum representing its budgeted advertising expenses for that year, and the Advertising Company shall accordingly structure and carry out its advertising functions for the Enlarged Group, and shall offset its service fees from that sum deposited by the Company on a quarterly basis in arrears.


REASONS FOR AND BENEFITS OF THE TRANSACTION

The Directors believe that the entering into of the Advertising Services Agreement will be beneficial to the Enlarged Group and its future business pursuits, and in turn is believed to be conducive to the interests of the Company's shareholders. This is because advertising businesses are not the core competencies of the Enlarged Group while the Advertising Company is experienced in advertising operations and has a proven track record with an extensive network of advertising sponsors to draw upon.

In addition, compared with other independent third-party service providers, the Advertising Company has, through its cooperation with the Group for the last consecutive eight years, secured a better understanding of the Enlarged Group's culture and operations, and thus the advertising functions procured by the Advertising Company for the Enlarged Group would better fit and cater to its public relations and marketing strategies. Further, the advertising functions of all members within the Enlarged Group will be centrally organised by the Advertising Company, which will, as is believed, be better managed and cost-effective.


HISTORICAL FIGURES

The historical figures of the total service fees paid by the Group to the Advertising Company for each of the three financial years ended 31st December, 2002, 2003 and 2004 are approximately RMB4,857,000, RMB2,676,000 and
RMB5,629,000, respectively.


ANNUAL CAPS

Based on such historical figures, and the expected expansion and developments of the Enlarged Group's business following the Proposed Acquisition, the total amounts of service fees payable by the Company to the Advertising Company under the Advertising Services Agreement for the three financial years ending 31st December, 2005, 2006 and 2007 are not expected to exceed RMB13,000,000, RMB16,000,000 and RMB19,000,000, respectively, taking into account the anticipated gradual and organic growth of the Enlarged Group's business over these years. Accordingly, these amounts have been set as the proposed annual caps for this Continuing Connected Transaction.

SUMMARY OF THE CONTINUING CONNECTED TRANSACTIONS AND THE ASSOCIATED ANNUAL CAPS

                                                                   ANNUAL CAPS
                                                          FOR THE FINANCIAL YEAR ENDING
TRANSACTIONS                            31ST DECEMBER, 2005    31ST DECEMBER, 2006     31ST DECEMBER, 2007


Property leasing                              RMB60,000,000          RMB60,000,000           RMB60,000,000
Financial services
 Deposit and other financial services      RMB1,050,000,000       RMB1,100,000,000        RMB1,150,000,000
Import/export agency services                 RMB40,000,000          RMB55,000,000           RMB55,000,000
Maintenance services                          RMB30,000,000          RMB36,000,000           RMB43,200,000
Catering services                            RMB363,000,000         RMB417,000,000          RMB480,000,000
Sales agency services                         RMB77,116,000          RMB88,683,000          RMB101,985,000
Advertising services                          RMB13,000,000          RMB16,000,000           RMB19,000,000


In respect of each of the Continuing Connected Transactions, the associated annual cap represents the maximum aggregate annual value of consideration payable under the relevant transaction. If any annual cap for a transaction is exceeded, the Company will be required to re-comply with the applicable connected transaction regulatory requirements under Chapter 14A of the Listing Rules.

IMPLICATIONS UNDER THE LISTING RULES

Since CEA Holding is the controlling shareholder of the Company, each member of the CEA Holding Group is therefore a connected person of the Company. In respect of each of the Continuing Connected Transactions, the relevant "percentage ratio" applicable to such transaction for the purpose of Chapter 14A of the Listing Rules is expected or likely to exceed 2.5% on an annual basis, and such transactions are not expected to fall under any of the categories set out in Rules 14A.16(1) to (4) of the Listing Rules. Accordingly, the Continuing Connected Transactions are expected to constitute, or may in the on-going performance become, non-exempt continuing connected transactions of the Company under the Listing Rules, and such transactions together with the associated annual caps will be subject to approval by the Independent Shareholders at the AGM.

Based on the information described above, the Board is of the view that the Continuing Connected Transactions are on normal commercial terms, in the ordinary and usual course of business, fair and reasonable and in the interests of the Group and the Company's shareholders as a whole.


GENERAL

As mentioned above, in respect of the Proposed Acquisition, the relevant "percentage ratio" applicable to the transaction under Rule 14.07 of the Listing Rules exceeds 100%. The Proposed Acquisition therefore constitutes a very substantial acquisition by the Company under the Listing Rules. Further, since CEA Holding is the controlling shareholder, and hence a connected person, of the Company, the Proposed Acquisition also constitutes a connected transaction of the Company under the Listing Rules and is subject to approval by the Independent Shareholders at the AGM.

Furthermore, because CEA Holding is the controlling shareholder of the Company, each member of the CEA Holding Group is therefore a connected person of the Company. In respect of each of the Continuing Connected Transactions, the relevant "percentage ratio" applicable to such transaction for the purpose of Chapter 14A of the Listing Rules is expected or likely to exceed 2.5% on an annual basis, and such transactions are not expected to fall under any of the categories set out in Rules 14A.16(1) to (4) of the Listing Rules. Accordingly, the Continuing Connected Transactions are expected to constitute, or may in the on-going performance become, non-exempt continuing connected transactions of the Company under the Listing Rules, and such transactions together with the associated annual caps will be subject to approval by the Independent Shareholders at the AGM.

CEA Holding and its associate(s), if any, will at the AGM abstain from voting on the ordinary resolutions approving the Proposed Acquisition, the Continuing Connected Transactions and the associated annual caps, which will be taken on a poll as required under the Listing Rules.

The Independent Board Committee has been established to advise the Independent Shareholders in respect of the Proposed Acquisition, the Continuing Connected Transactions and the associated annual caps. Shenyin Wanguo Capital (H.K.) Limited has been appointed as the independent financial adviser to advise the Independent Board Committee and the Independent Shareholders in respect of the Proposed Acquisition, the Continuing Connected Transactions and the associated annual caps. A circular containing further information in relation to the Proposed Acquisition and the Continuing Connected Transactions as required under the Listing Rules

(including a letter from the Independent Board Committee and its recommendations to the Independent Shareholders and an opinion letter from Shenyin Wanguo Capital (H.K.) Limited) will be issued by the Company and despatched to its shareholders as soon as practicable.


DEFINITIONS

In this announcement, unless the context otherwise requires, the following expressions have the following meanings:


"ACQUISITION                means the conditional agreement dated 12th May, 2005 entered into
  AGREEMENT"                among the Company, CEA Holding, CEA Northwest and CEA Yunnan in connection with the proposed acquisition by the Company of certain assets and liabilities relating to the aviation businesses of
                            CEA Northwest and CEA Yunnan;

"AGM"                       means the 2004 annual general meeting of the Company proposed to be held at Function Room 2, Grand
                            Ballroom, Shanghai Marriott Hotel Hongqiao, 2270 Hongqiao Road, Shanghai, the PRC at 9:00 a.m. on
                            Thursday, 30th June, 2005, or any adjournment thereof;

"ASSOCIATE(S)"              has the meaning ascribed thereto under the Listing Rules;

"BOARD"                     means the board of the Directors;

"CEA HOLDING"               means (CHINESE CHARACTERS) (China Eastern Air Holding Company), a wholly PRC state-owned enterprise and the controlling shareholder of the Company holding approximately 61.64% of its issued share capital;

"CEA HOLDING                means CEA Holding and its subsidiaries and other associates, excluding members of the
  GROUP"                    Enlarged Group

"CEA NORTHWEST"             means (CHINESE CHARACTERS) (China Eastern Air Northwest Company), a company wholly-owned by CEA Holding;

"CEA YUNNAN"                means (CHINESE CHARACTERS) (China Eastern Air Yunnan Company), a company wholly-owned by CEA Holding;

"COMPANY"                   means (CHINESE CHARACTERS) (China Eastern Airlines Corporation Limited), a joint stock limited company incorporated in the PRC with limited liability, whose H shares, A shares and American depositary shares are listed on the Stock Exchange, the Shanghai Stock Exchange and the New York Stock
                            Exchange, Inc., respectively;

"CONNECTED                  has the meaning ascribed thereto under the Listing Rules;
  PERSON(S)"

"CONTINUING                 means the continuing connected transactions of the Company with the CEA Holding Group
  CONNECTED                 as more particularly described in the section headed "Continuing Connected Transactions"
  TRANSACTIONS"             of this announcement (other than those transactions involving provision of loan and financing services


                            under the Financial Services Agreement as described in paragraph headed
                            "Financial Services" of that section);

"DIRECTORS"                 means the directors of the Company;

"EFFECTIVE DATE"            means the last date of the calendar month in which the Acquisition Agreement becomes unconditional (i.e. when all of the conditions set out under the paragraph headed "Conditions, completion and delivery - conditions precedent" under the section headed "Proposed Acquisition" of this announcement are fulfilled), which as at the date of this announcement is expected to be 30th
                            June, 2005;

"ENLARGED GROUP"            means the Company and its subsidiaries following completion of the Proposed Acquisition;

"GROUP"                     means the Company and its subsidiaries;

"HK$"                       means Hong Kong dollars, the lawful currency of Hong Kong;

"HONG KONG"                 means Hong Kong Special Administrative Region of the People's Republic of China;

"INDEPENDENT BOARD          means a committee of the Board comprising all the independent non-executive Directors
  COMMITTEE"                (namely, Mr. Hu Honggao, Mr. Peter Lok, Mr. Wu Baiwang, Mr. Zhou Ruijin and Mr. Xie
                            Rong) established for the purpose of considering and advising the Independent Shareholders in connection with the Proposed Acquisition, the Continuing Connected Transactions and the associated annual caps;

"INDEPENDENT                means shareholders of the Company except CEA Holding (being the controlling
  SHAREHOLDERS"             shareholder, and hence a connected person, of the Company having a material interest in the Proposed Acquisition and the Continuing Connected Transactions) and its
                            associate(s), if any;

"LISTING RULES"             means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong
                            Limited;

"PRC"                       means the People's Republic of China;

"PROPOSED                   means the proposed acquisition by the Company of certain assets and liabilities
  ACQUISITION"              relating to the aviation businesses of CEA Northwest and CEA Yunnan pursuant to the
                            Acquisition Agreement;

"RMB"                       means Renminbi yuan, the lawful currency of the PRC;

"STOCK EXCHANGE"            means The Stock Exchange of Hong Kong Limited; and

"%"                         means per cent.

In this announcement, unless otherwise stated, conversion of Renminbi yuan into Hong Kong dollars is calculated at the approximate rate of RMB1.06 to HK$1.00, for the purpose of illustration only, and does not constitute a representation that any amount has been, could have been, or may otherwise be exchanged or converted at this or any other rate.




                                                  By order of the Board
                                      CHINA EASTERN AIRLINES CORPORATION LIMITED
                                                      LI FENGHUA
                                                       Chairman


The Directors, as at the date of this announcement, are:

Li Fenghua (Chairman, Executive Director)
Ye Yigan (Non-executive Director)
Cao Jianxiong (Non-executive Director)
Wan Mingwu (Vice President, Executive Director)
Zhong Xiong (Non-executive Director)
Luo Zhuping (Executive Director)
Hu Honggao (Independent non-executive Director)
Peter Lok (Independent non-executive Director)
Wu Baiwang (Independent non-executive Director)
Zhou Ruijin (Independent non-executive Director)
Xie Rong (Independent non-executive Director)

Shanghai, the PRC
12th May, 2005